Exhibit 10.20#

November 17, 2016

Keith Kennedy
6524 N 351h Road
Arlington, VA 22213

Dear Keith:

We're absolutely delighted to confirm our offer of employment as Veracyte's Chief Financial Officer. In this role, you will report directly to me. (You should note that the Company may modify job titles and reporting relationships from time to time as it deems necessary.) Your date of hire will be December 6, 2016. The following offer is subject to Board approval.

The terms of this offer are as follows:

1.
You will receive a base salary of $400,000 per year ($16,666.67 per pay period}, less applicable taxes and withholdings, paid in accordance with Veracyte's established payroll schedule, presently semi-monthly.

In addition, you will be eligible to participate in the Veracyte 2017 Bonus Program. Your target bonus for 2017 will be 50% of eligible annual earnings. Payout is dependent on company and individual performance and is not guaranteed.

2.
You will be granted the option to purchase 100,000 shares of Veracyte Common Stock. The price per share will be equal to the fair market value of the Common Stock on the date of grant (your Veracyte hire date). The vesting will begin on the first anniversary of your employment, and then 1/36 of the shares will vest each month for the next 36 months.

In addition, on your hire date you will be granted 25,000 RSUs that will vest on the one-year anniversary of your Veracyte employment.

3.	You will also be eligible for the provisions of our Change of Control and Severance Agreement, which is attached for your review and signature.

4.
Furthermore, you will be eligible for medical, dental, vision and life insurance benefits, and participation in the Company's 401(k) and Employee Stock Purchase Plans, which will be further detailed in a separate communique from Human Resources. Also, you will be eligible for paid time off and Company paid holidays in accordance with Veracyte's established policies. These and other policies are explained fully in the Company's benefits booklet and employee handbook.

5.
As we have discussed, for up to one year from your date of hire the Company agrees to reimburse your reasonable travel expenses from your state of residence. If you and your family relocate to the Bay Area, the Company agrees to pay reasonable relocation costs with terms to which we mutually agree in advance.

In accordance with the law, employment with the Company is at-will, and may be terminated at any time by you or the Company, with or without cause and with or without notice. However, if employment is terminated by you, the Company requests that you provide as much notice as possible.

Employment with the Company is contingent upon your signmg of, and compliance with, its At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement. This requires, among other provisions, the assignment of patent rights to any invention made during your employment with the Company, as well as non-disclosure of Company proprietary information. There is also a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship. The arbitration requirement is described in detail in the agreement, a copy of which is enclosed with this offer. Kindly send a signed copy of this agreement to Geraldine Yamaguchi (geraldine@veracyte.com) prior to your first day of employment. You may also bring it with you your first day.

In keeping with Federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three business days of your date of hire.

To accept the Company's offer, please sign and date this letter in the space provided below. This letter, together with any agreements relating to proprietary rights as described here, establishes the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter including, but not limited to, its at-will employment provision, may not be modified or amended except by written agreement signed by an Officer of the Company and you.

Keith, we can't wait to welcome you aboard! If you have any questions about this offer or its terms, please feel free to contact me directly at 650-243-6302 or Andy Danforth at 650-243-6347.

Warmest regards,
/s/ Bonnie Anderson
Bonnie Anderson
President and Chief Executive Officer

Agreed and accepted:
Signature:	/s/ Keith Kennedy
Printed Name:	Keith Kennedy
Date:	11-17-2016

Enclosures: Duplicate Original letter, At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, Change in Control and Severance Agreement